EXHIBIT 11
Computation of per share income (loss)(a)
-----------------------------------------

for the years ended December 31,                                                  1995            1994         1993
---------------------------------------------------------------------------------------------------------------------
                                                                     (dollars in thousands, except per share data)
Net Income (loss) used to compute primary earnings per share                   $    3,768    $     (262)   $  (12,087)
Net Income (loss) used to compute fully diluted earnings per share             $    3,768    $     (262)   $  (12,087)

Primary Earnings (Loss) per Share:

Average Number of shares and equivalents outstanding:
        Common Stock and Common Stock equivalents                               7,833,058     6,333,835     5,635,941
        Primary earnings per share                                             $      .48    $     (.04)   $    (2.15)
=====================================================================================================================
Fully Diluted Earnings (Loss) per Share:

Average Number of shares and equivalents outstanding:
        Common Stock and Common Stock equivalents                               7,833,058     6,333,835     5,635,941
        Fully diluted earnings (loss) per share                                $      .48            (a)           (a)
=====================================================================================================================

(a) Nothing is reported for fully diluted per share amounts for loss years, as conversion of common stock equivalents is antidilutive.